FRANKLIN TEMPLETON

RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of September 27, 2024, is made among each entity listed on Schedule A (as amended from time to time), severally and not jointly (each, an “Acquiring Fund”), and each Acquired Fund listed on Schedule A (as amended from time to time), severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Funds, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, each Acquiring Fund and each Acquired Fund operate as an exchange-traded funds;

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, and Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter (“Distributor”) or registered brokers or dealers (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits (i) registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1)(A) of the 1940 Act, and (ii) registered investment companies, such as the Acquired Funds, as well as the Distributor and Brokers, knowingly to sell shares of the Acquired Funds to the Acquiring Funds in excess of the limits of Section 12(d)(1)(B) of the 1940 Act, subject to compliance with the conditions of the Rule;

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule; and

WHEREAS, an Acquired Fund, Distributor, or Broker, from time to time, may knowingly sell shares of one or more Acquired Funds to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, each Acquiring Fund and each Acquired Fund desires to set forth the following terms pursuant to which an Acquiring Fund may invest in an Acquired Fund in reliance on the Rule and each Acquired Fund, Distributor, or Broker may sell shares of an Acquired Fund to an Acquiring Fund in reliance on the Rule.

1.	Terms of Investment

(a)                The Funds note that each Acquired Fund is designed to accommodate large investments and redemptions, whether from Acquiring Funds or other investors. Creation and redemption orders for shares of the Acquired Funds can only be submitted by Brokers or other

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participants of a registered clearing agency (collectively, “Authorized Participants”) that have entered into an agreement (“Authorized Participant Agreement”) with the Acquired Funds’ Distributor to transact in shares of the Acquired Funds. The Acquired Funds also have policies and procedures (the “Basket Policies”) that have been adopted pursuant to Rule 6c-11 under the 1940 Act, which govern creations and redemptions of the Acquired Funds’ shares. Any creation or redemption order submitted by an Acquiring Fund through an Authorized Participant will be satisfied pursuant to the Basket Policies and the relevant Authorized Participant Agreement. The Basket Policies include provisions that govern in-kind creations and redemptions, as well as cash transactions. In any event, the Funds generally expect that the Acquiring Funds will transact in shares in the Acquired Funds on the secondary market rather than through direct creation and redemption transactions with the Acquired Fund. The Funds believe that these material terms regarding an Acquiring Fund’s investment in shares of an Acquired Fund should assist the Acquired Fund’s investment adviser with making the required findings under the Rule.

(b)               In order to assist the Acquiring Fund’s investment adviser, principal underwriter or depositor, as applicable, with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, the Acquired Fund shall provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund in order to facilitate compliance with the Rule. In accordance with the foregoing and in recognition of each Acquired Fund’s obligations regarding disclosure of material nonpublic information under applicable laws, rules and regulations, including without limitation Regulation FD, the Funds agree that information on fees and expenses of an Acquired Fund shall be provided through delivery of or access to publicly available documents.

(c)                An Acquiring Fund shall promptly provide an Acquired Fund with information regarding the amount, anticipated timeline and scale of the Acquiring Fund’s investments in the Acquired Fund and information regarding affiliates of the Acquiring Fund, upon the Acquired Fund’s request.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or fails to comply with this Agreement.

3.	Representations of the Acquiring Funds.

(a)                In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or

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modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or fails to comply with this Agreement.

(b)               Except as set forth on Schedule A, no Acquiring Fund will purchase or acquire shares of an Acquired Fund that would cause such Acquiring Fund to hold outstanding voting securities of such Acquired Fund in excess of the limit in Section 12(d)(1)(A)(i) without prior written approval from the Acquired Fund.

(c)	An Acquiring Fund shall promptly notify an Acquired Fund:
(i)	of any purchase or acquisition of shares of an Acquired Fund that causes the Acquiring Fund to hold 5% or more of the Acquired Fund’s total outstanding voting securities;

(ii)	if at any time the Acquiring Fund and its “Advisory Group’ (as defined in the Rule), individually or in the aggregate, hold more than 25% of the

Acquired Fund’s total outstanding voting securities; and

(iii)	if at any time the Acquiring Fund and, if applicable, its Advisory Group no longer holds voting securities of the Acquired Fund in excess of an amount noted in clause (i) or (ii) above.

(d)               Notwithstanding anything herein to the contrary, if an Acquiring Fund has an “affiliated person” (as defined under the 1940 Act) that is: (i) a broker-dealer, (ii) a broker-dealer or bank that borrows as part of a securities lending program, or (iii) a futures commission merchant or a swap dealer, such Acquiring Fund: (a) will not make an investment in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of the Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund; and (b) will notify the Acquired Fund if, notwithstanding compliance with clause (a) at the time of investment, the Acquired Fund subsequently holds 5% or more of the Acquired Fund’s total outstanding voting securities.

4.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

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If to the Acquiring Fund: Kevin Swanson c/o Kingsview Wealth Management, LLC 33 N La Salle St, Suite 2510 Chicago, IL 60602 P: 312.761.3574 Email: kswanson@kingsview.com

If to the Acquired Fund:

Kevin Wuerfel

Vice President Investment Compliance Franklin Templeton

One Franklin Parkway Building 920, 2nd Floor San Mateo, CA 94403 E-mail: Rule12d1-

4InvestmentAgreements@franklintempleton.com

With a copy to: Wendy Wang Northern Lights Fund Trust IV 225 Pictoria Drive, Suite 450 Cincinnati, OH 45246 Email: wwang@ultimusfundsolutions.com

5.	Term and Termination

(a)                This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 5(b).

(b)               This Agreement shall continue until terminated in writing (i) by either party upon 60 days’ notice to the other party or (ii) by a non-breaching party immediately if the other party is in material breach of this Agreement. Upon termination of this Agreement, an Acquiring Fund may not purchase additional shares of an Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule. In addition, the Acquired Fund shall have the right to require the Acquiring Fund to sell or otherwise dispose of any shares of the Acquired Fund that the Acquiring Fund purchased or otherwise acquired in violation of the Rule or in breach of this Agreement.

6.	Assignment, Amendment; Miscellaneous

(a)                This Agreement may not be “assigned” (as defined in the 1940 Act) by either party without the prior written consent of the other.

(b)               This Agreement may be amended, including the addition of Acquiring Funds and Acquired Funds to Schedule A, only by a writing that is signed by each affected party.

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(c)                In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy for satisfaction, and not to any other series of the trust or corporation of which any such Acquiring Fund is a series, if applicable, or to the Acquiring Funds’ directors, trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction.

(d)               In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy for satisfaction, and not to any other series of the trust or corporation of which any such Acquired Fund is a series, if applicable, or to the Acquired Funds’ directors, trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction.

(e)                In no event and under no circumstances will any party to this Agreement be liable to any person, including without limitation any other party to this Agreement, for any special, indirect or consequential loss or damages resulting from any act or failure to act in accordance with the provisions of this Agreement, even if such party had been advised of the possibility of such losses or damages.

(f)                The Acquiring Funds and Acquired Funds may file a copy of this Agreement with the SEC or any other regulatory body if required by applicable law.

(g)               For any Acquired Fund that is a Massachusetts business trust or a series of a Massachusetts business trust, a copy of the Declaration of Trust of such Acquired Fund or trust is on file with the Secretary of The Commonwealth of Massachusetts. Notice is hereby given that no trustee, officer, employee, agent or shareholder of an Acquired Fund shall have any personal liability under this Agreement and that this Agreement is binding only upon the assets and property of the applicable Acquired Fund.

(h)               This Agreement will be governed by the laws of the State of Delaware without regard to its choice of law principles.

[Signature page to follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date firstwritten above.

[ACQUIRED FUNDS]

Franklin Templeton ETF Trust

By: /s/ Harris Goldblat Name: Harris Goldblat

Title: Vice President and Secretary

[ACQUIRING FUNDS]

Northern Lights Trust Fund IV

By: /s/ Wendy Wang Name: Wendy Wang

Title: President

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SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring Funds	Acquired Funds
Northern Lights Trust Fund IV Monarch Volume Factor Global Unconstrained Index ETF (MVFG)*

Franklin Templeton ETF Trust Franklin FTSE Asia ex Japan ETF* Franklin FTSE Australia ETF* Franklin FTSE Brazil ETF* Franklin FTSE Canada ETF* Franklin FTSE China ETF* Franklin FTSE Europe ETF*

Franklin FTSE Eurozone ETF (formerly, Franklin FTSE Europe Hedged ETF)*

Franklin FTSE Germany ETF* Franklin FTSE Hong Kong ETF* Franklin FTSE India ETF* Franklin FTSE Japan ETF* Franklin FTSE Japan Hedged ETF*

Franklin FTSE Latin America ETF* Franklin FTSE Mexico ETF* Franklin FTSE Saudi Arabia ETF* Franklin FTSE South Korea ETF* Franklin FTSE Switzerland ETF* Franklin FTSE Taiwan ETF*

Franklin FTSE United Kingdom ETF*

* Permitted to purchase or acquire shares of an Acquired Fund that would cause such Acquiring Fund to hold outstanding voting securities of such Acquired Fund in excess of the limit in Section 12(d)(1)(A)(i) without prior written approval from the Acquired Fund.

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